Exhibit 10.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

April 10, 2026	Via e-mail

To:

Scott Melbye

[****]

[****]

Dear Scott:

Re:

Uranium Energy Corp. (the “Company”)
Change of Control Supplement with the Company

I am writing to confirm with you our most recent discussions and your concurrence that, effective on April 10, 2026 (the “Effective Date”), we have agreed to the following provisions as they, in part, update and/or add to the current terms and conditions of that certain Executive Services Agreement, dated as executed on December 15, 2024 (the “Services Agreement”), as entered into between the Company and yourself (therein and herein the “Executive”), in order, in part: (i) to clarify certain termination fee amounts therein; and (ii) to ensure that certain change of control termination provisions are now adequately provided for therein (with this letter agreement being a “Supplement” to the current Services Agreement).

I confirm that this Supplement is being made not only to clarify certain provisions of the Services Agreement but, in addition, in recognition of the considerable time and effort that you have expended over the last few years in leading and guiding the Company through various stages of its development. Correspondingly, and in order to hereby formalize this Supplement, we confirm that the following provisions of the existing Services Agreement are hereby updated and provided for as follows:

The following definitions are hereby added to and/or revised in Section “1.1” of the Services Agreement as of the Effective Date herein:

(Added)

““Change of Control” means any of:

(i)

any transaction at any time and by whatever means pursuant to which any person or any group of two or more persons acting jointly or in concert (other than the Company or any affiliate or subsidiary) thereafter acquires the direct or indirect “beneficial ownership” (each capitalized term as defined in the Business Corporations Act (British Columbia) (“BCA”)) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company in any manner whatsoever, and including, without limitation, as a result of a Take-Over Bid, an issuance or exchange of securities, an amalgamation of the Company with any other person, an arrangement, a capital reorganization or any other business combination or reorganization;

April 10, 2026 Page 2

(ii)

the sale, assignment or other transfer of all or substantially all of the assets of the Company to a person or any group of two or more persons acting jointly or in concert (other than a wholly-owned Subsidiary of the Company);

(iii)

the occurrence of a transaction requiring approval of the Company’s security holders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any person or any group of two or more persons acting jointly or in concert (other than an exchange of securities with a wholly-owned Subsidiary of the Company);

(iv)	a change in the majority of the directors of the Board of Directors other than directors approved by the then current Board of Directors; or

(v)	the Board of Directors passes a resolution to the effect that an event comparable to an event set forth in this definition has occurred;”;

(Added)

““Good Reason” means the occurrence of any of the following occurrences without having received in advance the Executive’s written consent approving any such occurrence; provided, however, that the Executive has first provided written notice of such occurrence to the Company immediately upon the occurrence of such an event and the Company has not then corrected such occurrence within 30 calendar days following receipt of written notice from the Executive:

(i)

any material reduction or diminution (except temporarily during any period of physical or mental incapacity or disability of the Executive) in the Executive’s titles or positions or any material reduction or diminution in the Executive’s authority, duties or responsibilities with the Company (and including any position or duties as an officer of the Company or the failure to be re-appointed as an officer of the Company);

April 10, 2026 Page 3

(ii)

a breach by the Company of any material provision of this Agreement and including, without limitation, a breach of the obligations of the Company under Articles “3” and “4” hereinbelow (other than a reduction in the Executive’s monthly Fee that does not exceed an aggregate of 10% of the Executive’s then monthly Fee and which reduction applies, in equal percentages, to all senior officers of the Company), or any failure to timely pay any part of the Executive’s compensation hereunder or to provide, in the aggregate, the level of benefits contemplated herein;

(iii)

the failure by or of the Company to continue in effect any benefit, bonus, incentive, remuneration, compensation, stock ownership, stock purchase, stock option, life insurance, disability, pension or retirement plans in which the Executive is participating or entitled to participate, or the Company takes, or fails to take, any action that materially adversely affects the Executive’s participation in, or reduces their rights or benefits, under or pursuant to any such plans, or the Company fails to increase or improve the rights or benefits on a basis consistent with practices in effect prior to such failure with respect to senior officers of the Company;

(iv)

the taking of any action by the Company that would materially adversely affect the Executive’s participation in or materially reduce the benefit plans in which the Executive is participating, except in any such case as part of a general reduction in benefits of all or substantially all of the officers of the Company that affects the Executive in substantially the same manner as the other officers who are also affected by such reduction;

(v)

the Company taking any action to deprive the Executive with any material fringe benefit enjoyed by either of them immediately prior to such deprivation, or failing to increase or improve such material fringe benefits on a basis consistent with practices implemented with respect to senior officers of the Company;

(vi)

the failure of the Company to obtain and deliver to the Executive a written agreement, in form satisfactory to the Executive acting reasonably, and in a timely manner, to be entered into with any successor, assignee or transferee of the Company to assume and agree to perform this Agreement; or

April 10, 2026 Page 4

(vii)	any reason which would be considered to amount to constructive dismissal by a court of competent jurisdiction;”;

(Revised)

““Just Cause” means any act, omission, behaviour, conduct or circumstance of the Executive that constitutes just cause for dismissal of the Executive at common law;” and

(Added)

Take-Over Bid” means a take-over bid as defined in National Instrument 62-104 – Take-Over Bids and Issuer Bids;”.

Section 3.7 of the Services Agreement is hereby deleted and replaced with the following Section 3.7 and the following new Section 3.8 is added to the Services Agreement as of the Effective Date herein:

“3.7               Termination for Good Reason by the Executive for a Change of Control. Notwithstanding any other provision of this Agreement, if, within 12 months following a Change of Control: (i) the Executive’s employment with the Company is terminated without Just Cause; or (ii) the Executive terminates the Executive’s employment for Good Reason; then the Company shall pay to and provide the Executive with the following:

(a)

in addition to the Change of Control Fee (as hereinafter defined), the Company shall pay to the Executive an amount equal to the Outstanding Fees and Bonuses payable to the Executive up to the Effective Termination Date, together with the Outstanding Vacation Pay; and payable within 14 calendar days of the Effective Termination Date;

(b)

the Company shall pay to the Executive an additional severance cash payment equating to an aggregate of 18 months of the then monthly Fee, together with 1.5 times the two year average bonus paid during the most recent two years, payable by the Company to the Executive on the Effective Termination Date (collectively, the “Change of Control Fee”) and, unless otherwise agreed to in writing between the Parties, the foregoing Change of Control Fee shall be paid within 30 calendar days of the Effective Termination Date;

(c)

subject to provisions of any of the Company’s plans and arrangements under which Benefits are being provided to the Executive hereunder, continue each of the Executive’s Benefits to remain in full force and effect for a period of six months from the Effective Termination Date; and

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(e)

subject to the provisions of sections “4.6” and “4.7” hereinbelow, all of the Executive’s then unvested stock Options, together with any other options or equity awards granted by the Company to the Executive as of the Effective Termination Date, shall immediately vest; such that any such stock Options, options and equity awards are then fully and immediately exercisable by the Executive; and shall continue to be exercisable for a period of one year from the Effective Termination Date.

In the event of a termination in accordance with this section, the terms of this section shall be in full satisfaction of any and all of the Executive’s entitlements upon such termination and the Company shall have no further obligation to the Executive; such ongoing compensation representing the Executive’s clear and unequivocal severance package for the early termination for a Change of Control under this Agreement prior to the completion of the Initial Term or any Renewal Period of this Agreement.”.

“3.8           Effect of Termination. Terms of this Agreement relating to accounting, payments, confidentiality, accountability for damages or claims and all other matters reasonably extending beyond the terms of this Agreement and to the benefit of the Parties or for the protection of the Business interests of the Company shall survive the termination of this Agreement, and any matter of interpretation thereto shall be given a wide latitude in this regard. In addition, and without limiting the foregoing, each of sections “3.2”, “3.3”, “3.4”, “3.5”, “3.6”, “3.7”, “3.8” and “5.3” and Articles “9” and “10” herein shall survive the termination of this Agreement.”.

It is hereby recognized and agreed that, other than for the Supplement provisions set forth herein, all other provisions of the Services Agreement remain in full force and effect as of the Effective Date and, furthermore, that the Services Agreement, together with the within Supplement, constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of the Services Agreement.

We kindly ask that you now acknowledge your receipt and approval of the within Supplement to your Services Agreement by simply executing and returning to the attention of the writer via facsimile the duplicate copy of this letter which has been enclosed for that purpose at your earliest convenience hereafter. In the interim we remain, always,

April 10, 2026 Page 6

Yours very truly,

/s/ Vincent Della Volpe

Vincent Della Volpe, Director and Chair of the Company’s Compensation Committee
for Uranium Energy Corp.

Receipt and approval of the within Supplement to the Services Agreement with the Company is hereby acknowledged on this 10 th day of April, 2026, by:

/s/ Scott Melbye

Scott Melbye